Cycle Country Announces New "SS" Wheel Cover in Full Production
$400,000 in Revenue Projected Yet This Year

Milford, IA. - April 11, 2006 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf cars, today announced that it has shipped and fulfilled the first batch of orders for the "SS" Chrome Wheel Cover and is entering its third week of full production.

With a major golf car OEM committed to taking at least the first 30 days production as an exclusive and other golf car OEMs and distributors anxious to place their orders, the company expects production of the "SS" to remain at full strength through the next 18 months.

"With the level of commitment and interest we have from our golf car customers, we expect the "SS" to provide us with about
$400,000 in revenue this year," stated Brad Danbom, Vice
President of Sales and Marketing. "The enthusiasm we are seeing for this wheel cover is tremendous."

The wheel cover is based on a 60's muscle car style mag wheel with a chrome automotive look, and it covers the entire rim. The patent-pending design gives it the appearance of an aluminum rim.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com                          www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Cycle Country Accessories Corp
David Davis, CFO or John Gault, interim CEO: 712-338-2701 or by e-mail at investorrelations@cyclecountry.com